Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Robin N. Dickson Chief Financial Officer Harmonic Inc. (408) 542-2500	Michael Newman Investor Relations StreetConnect (408) 542-2760
Harmonic Announces First Quarter Results
Maintaining Technology Leadership and Gross Margins
SUNNYVALE, Calif.— May 4, 2009—Harmonic Inc. (NASDAQ: HLIT), a leading provider of broadcast and on-demand video delivery solutions, today announced its preliminary and unaudited results for the quarter ended April 3, 2009. The results for the first quarter of 2009 include stub period results from the recent acquisition of Scopus Video Networks, which closed on March 12.
For the first quarter of 2009, the Company reported net sales of $67.8 million, compared to $87.3 million in the first quarter of 2008. The lower than anticipated net sales were the result of continuing weakness in the customer order rate across many different markets throughout most of the first quarter. Bookings for the first quarter were approximately $57 million, compared to $70 million and $73 million in the first and fourth quarters of 2008, respectively. Moving into the second quarter, however, the Company has seen some signs of improvement in orders from customers.
Despite generating lower than anticipated net sales, Harmonic maintained strong gross margins, reflecting the continued success of its new products and solutions, flexible sourcing strategy and significant cost reduction efforts. The Company also continued to diversify its revenue mix across many different markets and geographies. International sales represented 52% of revenue for the first quarter of 2009, compared to 39% in the same period of 2008.
For the first quarter of 2009, the Company reported charges totaling $11.9 million, which were primarily related to the acquisition of Scopus, including inventory provisions arising from discontinued Scopus products, transaction fees and expenses, and severance costs. In addition, the Company’s tax provision for the first quarter of 2009 includes a non-cash tax charge of $6.6 million to adjust the value of certain deferred tax assets as a result of recent changes in California tax law.
The Company reported a GAAP net loss for the first quarter of 2009 of $18.8 million, or $0.20 per diluted share, compared to net income of $13.4 million, or $0.14 per diluted share, for the same period of 2008. Excluding the charges totaling $11.9 million noted above, and non-cash accounting charges for stock-based compensation expense, the amortization of intangibles and certain tax adjustments, the non-GAAP net income for the first quarter of 2009 was $4.1 million, or $0.04 per diluted share, compared to $16.6 million, or $0.17 per diluted share, for the same period of 2008. Both GAAP and non-GAAP results include a pre-tax loss of $1.1 million (excluding the charges noted above) arising from the inclusion of Scopus’ operations for part of the first quarter. See “Use of Non-GAAP Financial Measures” and “GAAP to non-GAAP Reconciliation” below.
As of April 3, 2009, the Company had cash, cash equivalents and short-term investments of $261.8 million, compared to $327.2 million as of December 31, 2008, with the reduction due primarily to Harmonic’s cash payment of the purchase price for the acquisition of Scopus.
“We continued to see weakness in global customer spending through most of the first quarter. Given this environment, we are pleased with our gross margins and operating expense control,” said Patrick Harshman, President and Chief Executive Officer. “Heading into the second quarter, we are seeing some signs of improving customer spending as well as positive customer response to our newest products. The recent acquisition of Scopus is further expanding our range of new products, capabilities and customers, and its integration is proceeding as planned.”

Business Outlook
Harmonic anticipates that net sales for the second quarter of 2009 will be in a range of $72.0 to $78.0 million. GAAP gross margins and operating expenses are expected to be in a range of 42% to 44% and $38.0 to $39.0 million, respectively. Non-GAAP gross margins and operating expenses for the second quarter, which exclude charges for stock-based compensation, the amortization of intangibles and additional charges related to the continuing integration of Scopus, are anticipated to be in a range of 47% to 49% and $33.5 to $34.5 million, respectively.
Conference Call Information
Harmonic will host a conference call today to discuss its financial results at 2:00 p.m. Pacific (5:00 p.m. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1.706.634.9047 (conference identification code 95711774). The replay will be available after 6:00 p.m. Pacific at the same website address or by calling +1.706.645.9291 (conference identification code 95711774).
About Harmonic Inc.
Harmonic Inc. is a leading provider of versatile and high performance video solutions that enable service providers to efficiently deliver the next generation of broadcast and on-demand video services, including high definition, video-on-demand, network personal video recording and time-shifted TV. Cable, satellite, broadcast and telecom service providers can utilize Harmonic’s digital video, broadband optical access and software solutions to offer consumers a compelling and personalized viewing experience.
Harmonic (NASDAQ: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.
Legal Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to: our expectations regarding our final results for the first quarter ended April 3, 2009; our expectations that we will see improvements in customer orders; our belief that, in the second quarter of 2009, we will experience positive customer response to our new products and increased customer spending; our belief that the integration of Scopus is proceeding as planned; our expectations regarding certain tax matters; and our expectations regarding net sales, GAAP gross margins, operating expenses, non-GAAP gross margins and non-GAAP operating expenses for the second quarter of 2009. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: we will not be able to integrate Scopus into our business as effectively or efficiently as expected; Scopus does not provide Harmonic with the benefits and synergies that we currently expect from the acquisition; the trends toward more high-definition, on-demand and anytime, anywhere video will not continue to develop at its current pace, or at all; our products will not generate sales that are commensurate with our expectations; the mix of products sold and the effect it has on gross margins; delays or decreases in capital spending in the cable, satellite and telco industries; customer concentration and consolidation; general economic conditions, including the impact of recent turmoil in the global financial markets; market acceptance of new or existing Harmonic products; losses of one or more key customers; risks associated with Harmonic’s international operations; inventory management; the effect of competition; difficulties associated with rapid technological changes in Harmonic’s markets; the need to introduce new and enhanced products and the risk that our product development is not timely or does not result in expected benefits or market acceptance; risks associated with a cyclical and unpredictable sales cycle; and risks that our international sales and support center will not provide the operational or tax benefits that we anticipate or that expenses exceed our plans. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our annual report filed on Form 10-K for the year ended December 31, 2008, and our current reports on Form 8-K. The forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.
EDITOR’S NOTE – Product and company names used herein are trademarks or registered trademarks of their respective owners.

Harmonic Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 3, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$110,891	$179,891
Short-term investments	150,943	147,272
Accounts receivable, net	52,698	63,923
Inventories	38,213	26,875
Deferred income taxes	36,384	36,384
Prepaid expenses and other current assets	14,703	15,985

Total current assets	403,832	470,330

Property and equipment, net	19,824	15,428

Goodwill, intangibles and other assets	116,852	78,605

	$540,508	$564,363

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,126	$13,366
Income taxes payable	2,365	1,434
Deferred revenue	27,646	29,909
Accrued liabilities	45,539	50,490

Total current liabilities	88,676	95,199

Accrued excess facilities costs	3,356	4,953
Income taxes payable, long-term	40,910	41,555
Other non-current liabilities	5,614	8,339

Total liabilities	138,556	150,046

Stockholders’ equity:
Common stock	2,269,621	2,263,331
Accumulated deficit	(1,867,238)	(1,848,394)
Accumulated other comprehensive loss	(431)	(620)

Total stockholders’ equity	401,952	414,317

	$540,508	$564,363

Harmonic Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 3, 2009	March 28, 2008

Net sales	$67,756	$87,277

Cost of sales	42,371	44,998

Gross profit	25,385	42,279

Operating expenses:
Research and development	14,496	13,193
Selling, general and administrative	21,290	17,448
Amortization of intangibles	389	160

Total operating expenses	36,175	30,801

Income (loss) from operations	(10,790)	11,478

Interest and other income, net	864	2,803

Income (loss) before income taxes	(9,926)	14,281

Provision for income taxes	8,917	927

Net income (loss)	$(18,843)	$13,354

Net income (loss) per share
Basic	$(0.20)	$0.14

Diluted	$(0.20)	$0.14

Shares used to compute net income (loss) per share:
Basic	95,306	94,052

Diluted	95,306	95,212

Harmonic Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 3, 2009	March 28, 2008
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(18,843)	$13,354
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Amortization of intangibles	1,886	1,625
Depreciation	1,855	1,729
Stock-based compensation	2,374	1,520
Loss on disposal of fixed assets	37	8
Other non-cash adjustments, net	626	136
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	17,329	12,424
Inventories	4,583	1,167
Prepaid expenses and other assets	9,524	5,191
Accounts payable	(3,203)	(8,897)
Deferred revenue	(3,068)	(7,479)
Income taxes payable	153	264
Accrued excess facilities costs	(1,556)	(1,573)
Accrued and other liabilities	(16,423)	(7,592)

Net cash provided by (used in) operating activities	(4,726)	11,877

Cash flows provided by (used in) investing activities:
Purchases of investments	(60,657)	(9,990)
Proceeds from sale and maturities of investments	58,728	53,765
Acquisition of property and equipment, net	(1,455)	(1,796)
Acquisition of Scopus	(62,397)	—
Acquisition of Rhozet	(453)	(2,828)

Net cash provided by (used in) investing activities	(66,234)	39,151

Cash flows from financing activities:
Proceeds from issuance of common stock, net	2,025	2,395

Net cash provided by financing activities	2,025	2,395

Effect of exchange rate changes on cash and cash equivalents	(65)	(53)

Net increase (decrease) in cash and cash equivalents	(69,000)	53,370
Cash and cash equivalents at beginning of period	179,891	129,005

Cash and cash equivalents at end of period	$110,891	$182,375

Harmonic Inc.
Revenue Information
(In thousands)
(Unaudited)

	Three Months Ended
	April 3,		March 28,
	2009		2008

Product
Video Processing	$30,521	45%	$34,786	40%
Edge & Access	23,553	35%	39,665	45%
Software, Services and Other	13,682	20%	12,826	15%

Total	$67,756	100%	$87,277	100%

Geography
United States	$32,227	48%	$53,593	61%
International	35,529	52%	33,684	39%

Total	$67,756	100%	$87,277	100%

Market
Cable	$38,214	57%	$51,566	59%
Satellite	15,798	23%	21,536	25%
Telco & Other	13,744	20%	14,175	16%

Total	$67,756	100%	$87,277	100%

Use of Non-GAAP Financial Measures
In establishing operating budgets, managing its business performance, and setting internal measurement targets, the Company excludes a number of items required by GAAP. Management believes that these accounting charges and credits, which are non-cash or non-recurring in nature, are not useful in managing its operations and business. Historically, the Company has also publicly presented these supplemental non-GAAP measures in order to assist the investment community to see the Company “through the eyes of management,” and thereby enhance understanding of its operating performance. The non-GAAP financial measures presented here are gross margin, operating expense, net income and net income per share. The presentation of non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. A reconciliation of the historical non-GAAP financial measures discussed in this press release to the most directly comparable historical GAAP financial measures is included with the financial statements contained in this press release. The non-GAAP adjustments described below have historically been excluded from our non-GAAP financial measures. These adjustments, and the basis for excluding them, are:
•	Restructuring Activities
-	Severance Costs

The Company has incurred severance costs in cost of sales and in operating expenses in connection with the integration of its acquisition of Scopus in March 2009, as well as other severance costs related to headcount reduction actions in response to the global economic slowdown. The Company excludes one-time costs of this nature in evaluating its ongoing operational performance. We believe that these costs do not reflect expected future expenses nor do they provide a meaningful comparison of current versus prior operating results.

-	Excess Facilities

The Company has incurred excess facilities charges and credits in operating expenses due to adjustments related to vacating portions of its Sunnyvale campus and estimating income from subleases of buildings. The Company excludes one-time charges and credits of this nature in evaluating its ongoing operational performance. We believe that these charges and credits do not reflect expected future expenses nor do they provide a meaningful comparison of current versus prior operating results.

-	Product Discontinuance

In connection with the rationalization of product lines following the acquisition of Scopus, the Company recorded charges for excess inventory in connection with products which have been discontinued or which are excess to requirements as they are expected to be sold on a very limited basis. The Company excludes one-time costs of this nature in evaluating its ongoing operational performance. We believe that these costs do not reflect expected future expenses nor do they provide a meaningful comparison of current versus prior operating results.

•	Acquisition Fees and Expenses

In accordance with the requirements of FAS 141R, which the Company adopted on January 1, 2009, fees and expenses paid to professional advisers in connection with the acquisition of Scopus in March 2009 have been expensed. These acquisition-related costs are of a one-time nature and the Company excludes costs of this nature in evaluating its ongoing operational performance. We believe that these costs do not reflect expected future expenses nor do they provide a meaningful comparison of current versus prior operating results.

•	Non-Cash Items
-	Stock-Based Compensation Expense

The Company has incurred stock-based compensation expense in cost of sales and operating expenses as required under FAS 123R. The Company excludes stock-based compensation expense because it believes that this measure is not relevant in evaluating its core operating performance, either for internal measurement purposes or for period-to-period comparisons and benchmarking against other companies.

Amortization of Intangibles

The Company has incurred a charge for amortization of intangibles related to acquisitions made by the Company. The Company excludes these items when it evaluates its core operating performance. We believe that eliminating these expenses is useful to investors when comparing historical and prospective results and comparing such results to other companies because these expenses will vary if and when the Company makes additional acquisitions.

-	Provision/Benefit for Income Taxes

In 2009, the Company has assumed an effective tax rate of 35% for non-GAAP purposes because management believes that the 35% effective tax rate is reflective of a current normalized tax rate for Harmonic and its consolidated subsidiaries on a global basis. Management believes that this rate i) more appropriately reflects a provision for income taxes based on computed and expected amounts of non-GAAP pre-tax income, and ii) excludes the impact of certain discrete events which can cause quarterly tax provisions to be volatile. Certain discrete items are required by GAAP to be recorded in the current period but do not reflect future expected tax provisions or effective rates nor provide a meaningful comparison of current versus prior net income.

Harmonic Inc.
GAAP to Non-GAAP Income (Loss) Reconciliation
(Unaudited)

	Three Months Ended April 3, 2009			Three Months Ended March 28, 2008
	Gross	Operating	Net Income	Gross	Operating
(In thousands)	Margin	Expense	(Loss)	Margin	Expense	Net Income

GAAP	$25,385	$36,175	$(18,843)	$42,279	$30,801	$13,354

Cost of sales related to severance costs	676		676
Cost of sales related to Scopus product discontinuance	5,965		5,965
Cost sales related to stock based compensation expense	337		337	228		228
Research and development expense related to severance costs		(581)	581
Research and development expense related to stock based compensation expense		(870)	870		(553)	553
Selling, general and administrative expense related to severance costs		(1,298)	1,298
Selling, general and administrative expense related to stock based compensation expense		(1,166)	1,166		(739)	739
Selling, general and administrative expense related to excess facilities expense		(33)	33		(96)	96
Acquisition transaction costs related to Scopus		(3,367)	3,367
Amortization of intangibles	1,479	(389)	1,868	1,421	(160)	1,581
Tax items and adjustments			6,735

Non-GAAP	$33,842	$28,471	$4,053	$43,928	$29,253	$16,551

GAAP income (loss) per share – basic			$(0.20)			$0.14

GAAP income (loss) per share –diluted			$(0.20)			$0.14

Non-GAAP income per share – basic			$0.04			$0.18

Non-GAAP income per share –diluted			$0.04			$0.17

Shares used in per-share calculation – basic			95,306			94,052

Shares used in per-share calculation – diluted, GAAP			95,306			95,212

Shares used in per-share calculation – diluted, non-GAAP			95,691			95,212